                                                                   EXHIBIT 10.25

                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED


                                LICENSE AGREEMENT

                                     between

                         INFLAZYME PHARMACEUTICALS LTD.

                                       and

                                 SUPERGEN, INC.

                       Dated for reference April 11, 1997

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

1.   Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

     1.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2    Headings and Table of Contents . . . . . . . . . . . . . . . . . . 5
     1.3    Section References . . . . . . . . . . . . . . . . . . . . . . . . 5
     1.4    Statutory References . . . . . . . . . . . . . . . . . . . . . . . 5
     1.5    Number and Gender. . . . . . . . . . . . . . . . . . . . . . . . . 5
     1.6    Time of Day. . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     1.7    Business Day . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     1.8    Use of the Word "Including." . . . . . . . . . . . . . . . . . . . 6
     1.9    Currency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     1.10   Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . 6
     1.11   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     1.12   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     1.13   Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

2.   Grant of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

     2.1    Grant of License . . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.2    Delivery of Know-How . . . . . . . . . . . . . . . . . . . . . . . 7
     2.3    Research and Development . . . . . . . . . . . . . . . . . . . . . 8
     2.4    Sublicenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     2.5    Agreement Subject to VSE Approval. . . . . . . . . . . . . . . . . 8

3.   Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

     3.1    Development Payments . . . . . . . . . . . . . . . . . . . . . . . 8
     3.2    Equity Investment. . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.3    Milestone Payments . . . . . . . . . . . . . . . . . . . . . . . . 9
     3.4    Option to Receive Stock. . . . . . . . . . . . . . . . . . . . . .10
     3.5    Royalties. . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     3.6    Sublicense Fees. . . . . . . . . . . . . . . . . . . . . . . . . .11
     3.7    Combination Licensed Products. . . . . . . . . . . . . . . . . . .11
     3.8    One Royalty. . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     3.9    Royalty Offsets. . . . . . . . . . . . . . . . . . . . . . . . . .12
     3.10   Royalty Term . . . . . . . . . . . . . . . . . . . . . . . . . . .12

4.   Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12

     4.1    Timing of Payment of Royalties . . . . . . . . . . . . . . . . . .12

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                            ----

     4.2    Currency Conversion. . . . . . . . . . . . . . . . . . . . . . . .13
     4.3    Restrictions on Payment. . . . . . . . . . . . . . . . . . . . . .13

5.   Accounts and Records. . . . . . . . . . . . . . . . . . . . . . . . . . .13

     5.1    Maintenance of Records . . . . . . . . . . . . . . . . . . . . . .13
     5.2    Royalty Statement. . . . . . . . . . . . . . . . . . . . . . . . .13
     5.3    Application of GAAP. . . . . . . . . . . . . . . . . . . . . . . .13
     5.4    Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13

6.   Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

     6.1    Obligations of SuperGen. . . . . . . . . . . . . . . . . . . . . .14
     6.2    Obligations of Inflazyme . . . . . . . . . . . . . . . . . . . . .14

7.   Proprietary Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . .15

     7.1    Ownership. . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     7.2    Patent Prosecution . . . . . . . . . . . . . . . . . . . . . . . .15
     7.3    Copies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     7.4    Enforcement. . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     7.5    Infringement Claims. . . . . . . . . . . . . . . . . . . . . . . .17
     7.6    Patent Term Extensions . . . . . . . . . . . . . . . . . . . . . .17

8.   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18

     8.1    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .18

9.   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18

     9.1    Confidential Information . . . . . . . . . . . . . . . . . . . . .18
     9.2    Permitted Use and Disclosures. . . . . . . . . . . . . . . . . . .19
     9.3    Public Disclosures . . . . . . . . . . . . . . . . . . . . . . . .20
     9.4    Confidential Terms . . . . . . . . . . . . . . . . . . . . . . . .20
     9.5    Confidentiality Obligations of Sublicensees. . . . . . . . . . . .20

10.  Representations and Warranties. . . . . . . . . . . . . . . . . . . . . .20

     10.1   By Inflazyme . . . . . . . . . . . . . . . . . . . . . . . . . . .20

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                            ----

     10.2   By SuperGen. . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     10.3   Licensed Product Warranty. . . . . . . . . . . . . . . . . . . . .22

11.  Disclaimer of Warranty. . . . . . . . . . . . . . . . . . . . . . . . . .22

     11.1   Disclaimer . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

12.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

     12.1   SuperGen . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     12.2   Inflazyme. . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     12.3   Procedure. . . . . . . . . . . . . . . . . . . . . . . . . . . . .23

13.  Term and Termination. . . . . . . . . . . . . . . . . . . . . . . . . . .23

     13.1   Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     13.2   Termination for Cause. . . . . . . . . . . . . . . . . . . . . . .23
     13.3   Termination for Insolvency . . . . . . . . . . . . . . . . . . . .24
     13.4   Termination by SuperGen. . . . . . . . . . . . . . . . . . . . . .24
     13.5   Effects of Termination . . . . . . . . . . . . . . . . . . . . . .24
     13.6   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25

14.  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25

     14.3   Independent Contractors. . . . . . . . . . . . . . . . . . . . . .25
     14.4   Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . . .25
     14.5   Enurement. . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     14.6   Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     14.7   Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     14.8   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .26
     14.9   Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . .26
     14.10  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     14.11  Delivery by Fax. . . . . . . . . . . . . . . . . . . . . . . . . .27
     14.12  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     14.13  Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . .27
     14.14  Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     14.15  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .28

Schedule A - Inflazyme Research Development Costs
Schedule B - Investment Representation Statement

                                LICENSE AGREEMENT


     THIS AGREEMENT dated as of the 11th day of April, 1997.

     BETWEEN:

            INFLAZYME PHARMACEUTICALS LTD., a company incorporated under the laws of the Province of British Columbia, having a principal place of business at 999 West Broadway, Suite 880, Vancouver, British Columbia, Canada, V5Z 1K5

            ("Inflazyme")

     AND:

            SUPERGEN, INC., a corporation incorporated under the laws of the state of California, having a principal place of business at Two Annabel Lane, Suite 220, San Ramon, California, U.S.A. 94583

            ("SuperGen")

     WHEREAS:

     A. Inflazyme is the owner of the Hapalosin Technology and the Rhizoxin Technology (as those terms are defined herein);

     B. SuperGen desires to obtain from Inflazyme, and Inflazyme wishes to grant to SuperGen, an exclusive worldwide royalty bearing license of the Hapalosin Technology and Rhizoxin Technology upon the terms and subject to the conditions set forth in this Agreement.

     IN CONSIDERATION OF the obligations and agreements in this Agreement, the parties agree as follows:

     1.     INTERPRETATION.

            1.1     DEFINITIONS.  In this Agreement:

                    (a) "AFFILIATE" means a Person, other than a Person jointly owned or controlled by the parties, that directly or indirectly controls, is controlled by, or is under common control with the Person specified. For purposes of this definition, "control" means the direct or indirect ownership of greater than fifty percent (50%) of the outstanding shares or other voting rights of the specified Person to elect directors or other management authority, or if not meeting the preceding, that level of control which is the maximum ownership right permitted in the jurisdiction where such Person exists.

                    (b) "AGREEMENT" means this agreement including any recitals and Schedules to this Agreement, as amended, supplemented or restated from time to time.

                    (c) "APPLICABLE LAW" in respect of any Person, property, transaction or event, means all present and future laws, statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event and all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Authority having or purported to have authority over that Person, property transaction or event.

                    (d) "BUSINESS DAY" means a day other than a Saturday, Sunday or statutory holiday in the United States and Canada.

                    (e) "DOMINATING PATENT" shall mean an unexpired patent that has not been invalidated by a court or governmental agency which is owned by a third party neither controlled, controlling, nor under common control with Inflazyme and which covers essential features of a Licensed Product made and/or sold by SuperGen or its sublicensees under circumstances such that SuperGen elects to obtain a royalty-bearing license under such patent in order to commercialize a Licensed Product.

                    (f)  "EFFECTIVE DATE" means April 11, 1997.

                    (g) "FDA" means the United States Food and Drug Administration.

                    (h) "FIELD" means all uses, including, without limitation, all diagnostic, therapeutic, and prophylactic uses, except in the area of Inflammation.

                    (i) "GAAP" means generally accepted accounting principles in effect in the United States, consistently applied.

                    (j) "GOVERNMENTAL AUTHORITY" means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

                    (k) "GROSS SALES" means the gross revenues actually received by SuperGen (in cash or in kind) for the use, sale, rental or lease of any Licensed Product.

                    (l) "HAPALOSIN KNOW-HOW" means all trade secrets, technical information, know-how, improvements, discoveries, formulae, processes, procedures, methods, techniques and data owned or controlled by Inflazyme or its Affiliates during the term of this Agreement which relate to Hapalosin or its analogs, conjugates, prodrugs, and/or derivatives, or the manufacture or method of making or using any of the foregoing in the Field. Hapalosin Know-How shall not include any invention, discovery, or improvement included in the Hapalosin Patent Rights.

                    (m) "HAPALOSIN PATENT RIGHTS" means (i) any U.S. patent or provisional or regular utility patent application relating to Hapalosin or its analogs, conjugates, derivatives, and product forms, or the manufacture or method of making or using any of the foregoing in the Field which is owned or controlled by Inflazyme or its Affiliates during the term of this Agreement;
(ii) any division, continuation, continuation-in-part, or substitution of any of the preceding; (iii) any foreign patent application corresponding to any of the preceding applications or patents; and (iv) any U.S. or foreign patent issuing on any of the preceding applications, including any extension, reissue, or re-examinations, confirmation, or patent of addition.

                    (n) "HAPALOSIN PRODUCT" means any and all products, agents or drugs of any nature or kind, including, without limitation, analogs, prodrugs thereof, for any use in the Field which cannot be developed, manufactured, used, or sold without infringing a Valid Claim within the Hapalosin Patent Rights or without utilizing the Hapalosin Know-How.

                    (o) "HAPALOSIN TECHNOLOGY" means the Hapalosin Patent Rights and the Hapalosin Know-How.

                    (p)  "HPB" means the Canadian Health Protection Branch.

                    (q) "INFLAMMATION" means asthma, arthritis and inflammatory bowel disease.

                    (r) "LICENSED PRODUCT" means a Hapalosin Product or a Rhizoxin Product.

                    (s) "KNOW-HOW" means the Hapalosin Know-How and Rhizoxin Know-How.

                    (t) "PATENT RIGHTS" means the Hapalosin Patent Rights and Rhizoxin Patent Rights.

                    (u) "NDA" means a New Drug Application ("NDA") or Licensed Product License Application ("PLA"), as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder.

                    (v) "NET SALES" means Gross Sales less the following deductions, without duplication:

                         (1)  credits, allowances or refunds given in the normal
course of business on account of any returned Licensed Product or because of retroactive price reductions;

                         (2)  delivery charges actually charged;

                         (3)  normal and customary rebates, and cash, trade, and
quantity  discounts, actually taken;

                         (4)  costs incurred in connection with the recall of
any Licensed Product;

                         (5)  Taxes, including, without limitation, excise
taxes, value added and other consumption taxes, duties and customs and other compulsory payments on all sales which are required to be and are actually remitted to the applicable Governmental Authority; and

                         (6)  insurance costs and inboard transportation charges
prepaid or allowed.

                    (w) "NOTICE" means any notice, approval, election, demand, direction, consent, designation, request, agreement, instrument, certificate or other communication required or permitted to be given or made under this Agreement.

                    (x) "PERSON" means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature.

                    (y) "PHASE II" and "PHASE III" mean Phase II (or Phase II/III) or Phase III clinical trials, respectively, in each case as prescribed by applicable FDA Investigational New Drug ("IND") regulations.

                    (z) "RHIZOXIN KNOW-HOW" means all trade secrets, technical information, know-how, improvements, discoveries, formulae, processes, procedures, methods, techniques and data owned or controlled by Inflazyme or its Affiliates during the term of this Agreement which relate to bacterial derived Rhizoxin or its analogs, conjugates, prodrugs, and/or derivatives, including, without limitation, any of the foregoing having improved water solubility, or the manufacture or method of making or using any of the foregoing in the Field. Rhizoxin Know-How shall not include any invention, discovery, or improvement included in the Rhizoxin Patent Rights.

                    (aa) "RHIZOXIN PATENT RIGHTS" means (i) any U.S. patent or provisional or regular utility patent application relating to bacterial derived Rhizoxin or its analogs, conjugates, prodrugs, and/or derivatives, including, without limitation, any of the foregoing having improved water solubility, or the manufacture or method of making or using any of the foregoing in the Field which is owned or controlled by Inflazyme or its Affiliates during the term of this Agreement; (ii) any division, continuation, continuation-in-part, or substitution of any of the preceding; (iii) any foreign patent application corresponding to any of the preceding applications or patents; and (iv) any U.S. or foreign patent issuing on any of the preceding applications, including any extension, reissue, and re-examination, confirmation, or patent of addition.

                    (bb) "RHIZOXIN PRODUCT" means any and all products, agents or drugs of any nature or kind, including without limitation, analogs, conjugates, prodrugs, and/or derivatives, including, without limitation, any of the foregoing having improved water solubility, for any use in the Field which cannot be developed or manufactured or sold without infringing a Valid Claim within the Rhizoxin Patent Rights or without utilizing the Rhizoxin Know-How.

                    (cc) "RHIZOXIN TECHNOLOGY" means the Rhizoxin Patent Rights and the Rhizoxin Know-How.

                    (dd) "TAX" or "TAXES" includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges), together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges.

                    (ee) "TECHNOLOGY" means Patent Rights and Know-How.

                    (ff) "VALID CLAIM" means a claim of an issued and unexpired patent which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise.

                    (gg) "WRITTEN" includes printed, typewritten, faxed or otherwise capable of being visibly reproduced at the point of reception and "in writing" has a corresponding meaning.

            1.2 HEADINGS AND TABLE OF CONTENTS. The division of this Agreement into Sections, the insertion of headings and the provision of a table of contents are for convenience only and do not form a part of this Agreement and will not be used to interpret, define or limit the scope, extent or intent of this Agreement.

            1.3 SECTION REFERENCES. Unless otherwise specified, references in this Agreement to "SECTIONS" and "SCHEDULES" are to Sections of, and Schedules to, this Agreement.

            1.4 STATUTORY REFERENCES. Unless otherwise specified, each reference to a statute is deemed to be a reference to that statute, and to the regulations made under that statute, as amended or re-enacted from time to time.

            1.5 NUMBER AND GENDER. Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

            1.6 TIME OF DAY. Unless otherwise specified, references to time of day mean the local time or date in Vancouver, British Columbia.

            1.7 BUSINESS DAY. If under this Agreement any payment or calculation is to be made, or any other action is to be taken, on or as of a day which is not a Business Day, the payment or calculation is to be made, or that other action is to be taken, on or as of the next day that is a Business Day.

            1.8 USE OF THE WORD "INCLUDING." The word "INCLUDING" when following any general term or statement will not be construed as limiting the general term or statement to the specific matter immediately following the word "including" or to similar matters, and the general term or statement will be construed as referring to all matters that reasonably could fall within the broadest possible scope of the general term or statement.

            1.9 CURRENCY. All references to amounts of money mean lawful currency of the United States of America.

            1.10 ACCOUNTING TERMS. An accounting term which is not otherwise defined has the meaning assigned to it, and all accounting matters will be determined, in accordance with GAAP.

            1.11 GOVERNING LAW. This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are governed exclusively by, and are to be enforced, construed and interpreted exclusively in accordance with, the laws of the State of California, U.S.A., without reference to conflicts of laws principles.

            1.12 SEVERABILITY. Each provision of this Agreement is severable. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

                    (a) the legality, validity or enforceability of the remaining provisions of this Agreement; or

                    (b) the legality, validity or enforceability of that provision in any other jurisdiction except that if:

                         (i)  on the reasonable construction of this Agreement
as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable, and

                         (ii) as a result of the determination by a court of
competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 1.12, the basic intentions of the parties in this Agreement are entirely frustrated, the parties will use all reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

            1.13 SCHEDULES. The following Schedules are attached to and form part of this Agreement:

                    SCHEDULE            DESCRIPTION

                    Schedule "A"        Hapalosin and Rhizoxin Research and
                                        Development Plan and Budget

                    Schedule "B"        Investment Representation Statement

     2.     GRANT OF RIGHTS.

            2.1 GRANT OF LICENSE. Inflazyme hereby grants to SuperGen an exclusive worldwide license, including the right to grant and authorize sublicenses, under the Technology to make, have made, import, have imported, export, have exported, use, have used, sell, offer for sale, have sold, distribute, have distributed, promote, have promoted and otherwise exploit Licensed Products in the Field.

            2.2     DELIVERY OF KNOW-HOW.

                    (a) Promptly, but in no event later than forty-five (45) days after the Effective Date, Inflazyme shall deliver to SuperGen in paper and, to the extent reasonably feasible, electronic copies of all Know-How in existence as of the Effective Date relating to the Field. Thereafter, and at least semi-annually during the term of this Agreement, Inflazyme shall provide to SuperGen, in paper and electronic form, all Know-How related to the Field conceived, reduced to practice, or otherwise developed or generated by or on behalf of Inflazyme or its Affiliates during the period since the last delivery of Know-How to SuperGen.

                    (b) During the term of this Agreement, Inflazyme shall actively cooperate with and use its best efforts to enable SuperGen or its Affiliates or sublicensees to begin and continue the use of Know-How for the manufacture of Licensed Products, and to provide such assistance to SuperGen as may be required or helpful in using the Know-How to manufacture Licensed Products. In this regard, if SuperGen or its Affiliates or sublicensees requests in writing that Inflazyme provide such assistance, Inflazyme shall use its best efforts to promptly after receipt of such request dispatch one or more mutually agreed upon technical personnel to provide such assistance.

                    (c) To effectuate the purpose of this Agreement, if so requested in writing by SuperGen, Inflazyme and SuperGen agree that at mutually agreed times and locations, and for agreed payments, technical personnel designated by SuperGen shall be given adequate opportunity to study and observe the production of Licensed Products for use in research (not human use) at Inflazyme's production and research facility and other appropriate locations, at such reasonable times and for such reasonable periods as may be reasonably requested by SuperGen. If SuperGen requests production of any Licensed Product at research scale at Inflazyme's facilities, then, the Parties will negotiate mutually agreeable financial terms for such production.

            2.3     RESEARCH AND DEVELOPMENT.

                    (a) At no additional cost to SuperGen (other than reimbursement of actual costs pursuant to Section 3.1 below), the license granted pursuant to Section 2.1 will include the results of the research and development work conducted by Inflazyme and materials prepared by Inflazyme for SuperGen's research and pre-clinical evaluation of each of the Hapalosin Product and Rhizoxin Product as contemplated in attached Schedule "A" (the "Development Work").

                    (b) Inflazyme shall maintain records relating to the Development Work in sufficient detail so as to properly reflect all work performed in the Field. SuperGen shall be given reasonable access to all such records and data, and SuperGen may review, photocopy and, when possible, obtain electronic versions thereof, and SuperGen shall have the right to use such information for any development or commercial purpose within the Field.

                    (c) In the event that any employee or consultant of Inflazyme involved in the Development Work conceives of, reduces to practice, or otherwise develops an invention, discovery, or improvement relating to the Field, whether or not patentable, related to a Licensed Product, Inflazyme shall promptly notify SuperGen thereof in writing, such writing to contain a detailed written description of such invention, discovery, or improvement.

            2.4 SUBLICENSES. SuperGen will have the right to grant and authorize sublicenses of the license granted to it under this Agreement, provided that any such sublicense will contain obligations by the sublicensee on terms and conditions similar to those in this Agreement so far as the same may be applicable to such sublicense, including, without limitation, the provisions for confidentiality, insurance and termination as set out in this Agreement. In any case, SuperGen will notify Inflazyme of its intention to sublicense the Licensed Products. To the extent it has the right to do so, SuperGen will provide to Inflazyme executed copies of any sublicense within twenty
(20) Business Days after such sublicense is executed by all parties thereto.

            2.5 AGREEMENT SUBJECT TO VSE APPROVAL. The issuance of shares of the common stock of Inflazyme ("Inflazyme Common Stock") to SuperGen pursuant to Section 3.2 of this Agreement is subject to Inflazyme obtaining any approvals of the Vancouver Stock Exchange to the terms thereof. Upon execution of this Agreement by both parties, Inflazyme will forthwith file and diligently take all action necessary to obtain such approval in compliance with the Vancouver Stock Exchange Policy 16 and any other applicable laws, rules and regulations. Inflazyme shall provide SuperGen with copies of all news releases and all filings and notices to be made with the Vancouver Stock Exchange prior to publishing or filing, and such releases, filings and notices shall be subject to SuperGen's approval.

     3.     PAYMENTS.

            3.1     DEVELOPMENT PAYMENTS.

                    (a) Upon execution of this Agreement, SuperGen will pay to Inflazyme, in cash, one-half of Inflazyme's estimated costs as set forth on Schedule "A" for the Development Work

                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED

("Estimated Development Costs") as an advance on such Estimated Development Costs (the "Advance"). Inflazyme will allocate such Advance between the Hapalosin Technology and Rhizoxin Technology in the manner set forth in Schedule "A". "Actual Development Costs" shall mean the actual research and development costs of Inflazyme's Development Work, it being understood that such costs shall include only the direct costs of materials, labor, equipment, quality control, material handling, and utilities associated with the Development Work ("Direct Manufacturing Costs"), together with a reasonable allocation for Inflazyme's overhead costs associated with the Development Work of up to twenty percent (20%) of Direct Manufacturing Costs, which allocation shall be made in accordance with GAAP, and excluding costs associated with excess capacity, excess direct labor, inefficiencies, unusable material, or any other costs related to such manufacture which do not add value.

                    (b) If any time during the period Inflazyme is conducting the Development Work, Inflazyme reasonably believes that the Actual Development Costs will exceed the Estimated Development Costs, Inflazyme shall promptly notify SuperGen in writing and shall deliver a new Schedule "A" setting forth the additional expected costs and obtain SuperGen's prior approval to such costs before incurring the same, such approval not to be unreasonably withheld or delayed. In the event that SuperGen does not approve any such additional costs, such excess costs shall not be included in the Actual Research Costs.

                    (c) Within thirty (30) days of completion of the Development Work and delivery of all Know-How relating thereto to SuperGen in accordance with the provisions of Section 2.3, SuperGen shall pay to Inflazyme the outstanding balance of Actual Development Costs, if any.

            3.2 EQUITY INVESTMENT. Subject to Section 2.5, in partial consideration for the license granted herein, Inflazyme shall issue and SuperGen shall purchase a number of shares (the "Shares") of unregistered Inflazyme Common Stock equal to one hundred sixty six thousand and six hundred sixty seven dollar ($166,667) divided by the Inflazyme Common Stock Price. The "Inflazyme Common Stock Price" shall mean the greater of (a) the lowest price allowable under the Vancouver Stock Exchange Policy 16 and (b) the lesser of (i) 1.25 times the average of the closing prices of Inflazyme's Common Stock over the ten
(10) trading days preceding the Effective Date as quoted on the Vancouver Stock Exchange and (ii) two dollars and fifty cents ($2.50). If the approval set forth in Section 2.5 is denied by the Vancouver Stock Exchange, the parties shall, in good faith, renegotiate the terms and conditions of SuperGen's one hundred sixty six thousand and six hundred sixty seven dollar ($166,667) investment in Inflazyme, provided, that, SuperGen shall not be obligated to make such an investment if the parties cannot mutually agree on the terms and conditions of such investment after good faith negotiations.

            3.3 MILESTONE PAYMENTS. SuperGen will promptly notify (a "Milestone Notice") Inflazyme upon achievement of each of the milestones listed below with respect to each of the first

                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED

Hapalosin Products and the first Rhizoxin Product commercialized hereunder, and within sixty (60) days of any Milestone Notice, SuperGen will pay to Inflazyme the following:

                    (a) [*] dollars ($[*]) upon completion of Phase II clinical trials for the first Hapalosin Product, and $[*] upon completion of Phase II Trial for the first Rhizoxin Product;

                    (b) [*] dollars ($[*]) upon completion of Phase III clinical trials for the first Hapalosin Product, and [*] dollars ($[*]) upon completion of Phase III clinical trials for the first Rhizoxin Product;

                    (c) [*] dollars ($[*]) upon NDA filing for each of the first Hapalosin Product and the first Rhizoxin Product;

                    (d) [*] dollars ($[*]) upon NDA approval for each of the first Hapalosin Product and the first Rhizoxin Product.

     In the event SuperGen, or an Affiliate or sublicensee of SuperGen elects to commercialize the first Hapalosin Product or the first Rhizoxin Product in one or more countries outside of the United States prior to commercialization in the United States, the parties shall negotiate the milestone payments in respect of such product at that time, it being understood, however, that in no event shall the aggregate amount of the milestone payments payable under this Agreement exceed the aggregate of the amounts set forth in (a)-(d) above (i.e. [*] dollars ($[*]) for each of Hapalosin and Rhizoxin). Notwithstanding the foregoing, once milestone payments have been paid for the first Hapalosin Product or the first Rhizoxin Product, no additional milestone payment will be payable hereunder in respect of another Hapalosin Product or Rhizoxin Product, as the case may be, whether commercialized in or outside the United States.

            3.4 OPTION TO RECEIVE STOCK. At the election of either party, any or all of the milestone payments due under Section 3.3 shall be payable in unregistered shares of common stock, par value $0.01, of SuperGen ("SuperGen Common Stock"), provided, that such party provides written notice of such election (the "Election Notice") within thirty (30) days following any Milestone Notice. The non-electing party shall have ten (10) days from the date of receipt to notify the electing party of any objection to the proportion to be paid in SuperGen Common Stock. The parties shall, within ten (10) days of the receipt of such notice of objection, negotiate in good faith to determine a mutually agreed upon proportion. If no agreement is reached on such proportion within such ten (10) day period, the parties agree that fifty percent (50%) of such milestone payment shall be made in SuperGen Common Stock and fifty percent (50%) shall be paid in cash. In the event an election is made hereunder to pay, or receive payment in unregistered shares of SuperGen Common Stock, SuperGen will within thirty (30) days after giving or receiving notice to such effect, as the case may be, deliver to Inflazyme share certificates representing such shares registered in the name of Inflazyme or any other Person designated by Inflazyme to receive and hold such shares, provided that Inflazyme shall have first delivered to SuperGen a signed copy of an investment representation statement substantially in the form attached hereto as Schedule "B." Any shares issued pursuant to this Section 3.4 shall be issued to Inflazyme at

                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED

a price equal to the average closing price of SuperGen's registered common stock as quoted on the NASDAQ National Market for the ten (10) day period preceding the date on which SuperGen or Inflazyme, as the case may be, gives or receives notice of such election, and subject to all applicable securities laws and regulations.

            3.5 ROYALTIES. In addition to all other amounts payable by SuperGen to Inflazyme under this Agreement, and except to the extent the amounts are paid pursuant to Section 3.6, SuperGen will pay Inflazyme royalties as follows:

                    (a)  on worldwide aggregate Net Sales of the Hapalosin
                         Products:

                    Royalty Rate:            Aggregate Net Sales
                    -------------            -------------------
                    [*]%                     $[*]
                    [*]%                     > $[*]
                    [*]%                     > $[*]

               (b)  on worldwide aggregate Net Sales of the Rhizoxin Products:

                    Royalty Rate             Aggregate Net Sales
                    ------------             -------------------
                    [*]%                     $[*]
                    [*]%                     > $[*]
                    [*]%                     > $[*]

The above royalty rates for Rhizoxin shall be reduced by fifty percent (50%) if the applicable Licensed Products are not within the scope of an issued valid claim of a patent within the Patent Rights.

            3.6 SUBLICENSE FEES. SuperGen will pay to Inflazyme thirty percent (30%) of all royalties and other consideration received by SuperGen from its sublicensees for the grant of a sublicense of any or all of its rights hereunder. SuperGen agrees to separately record all royalties and other consideration paid to SuperGen from its sublicensees with respect to the Licensed Products. For the purpose of calculating those amounts due Inflazyme pursuant to this Section 3.6, SuperGen shall be entitled to deduct those amounts received from a sublicensee in respect of the purchase of equity of SuperGen or an Affiliate of SuperGen, debt financing, research and development payments, any and all payments received in respect of the license, sublicense, or other grant of rights in technology or intellectual property other than Technology, or reimbursement for patent or other expenses incurred by SuperGen pursuant to such sublicense.

            3.7 COMBINATION LICENSED PRODUCTS. In the event that any Licensed Product is sold in combination with one or more other product(s) which are not Licensed Products, Net Sales from such sales for purposes of calculating the amounts due under Section 3.5 above shall be calculated by multiplying the Net Sales of that combination by the fraction A/(A + B), where A is the gross selling price of the Licensed Product sold separately and B is the gross selling price of the other product(s) sold separately. In the event that no such separate sales are made of the Licensed Product or other product(s), Net Sales with respect to such combination product shall be reasonably determined by agreement of Inflazyme and SuperGen based on an allocation between such Licensed Product and such other product(s) based upon taking into account the relative importance and proprietary protection with respect to each component of such combination product.

            3.8 ONE ROYALTY. No more than one royalty payment shall be due with respect to a sale of a particular Licensed Product. No multiple royalties shall be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one Valid Claim contained in the Hapalosin Patent Rights or the Rhizoxin Patent Rights, as the case may be. No royalty shall be payable under Section 3.5 above with respect to sales of Licensed Products among SuperGen and its Affiliates, sublicensees and/or distributors for resale, nor shall a royalty be payable under this Article 3 with respect to Licensed Products distributed for use in research and/or development, in clinical trials, or as promotional samples.

            3.9     ROYALTY OFFSETS.

                    (a) THIRD PARTY ROYALTIES. In the event that as a result of the manufacture, use, or sale of a Licensed Product by SuperGen or its Affiliates, or sublicensees, or the distributors of any of them, SuperGen enters into one or more license agreements with one or more third parties (other than sublicensees) with respect to one or more Dominating Patents to avoid or settle a possible claim of patent infringement, SuperGen shall be entitled to offset the amounts paid to such third party(ies) from the royalties otherwise due to Inflazyme hereunder in any quarter.

                    (b) INFRINGEMENT LITIGATION EXPENSES. In the event SuperGen defends any allegation or claim of patent infringement made by a third party (as provided in Section 7.5 below), SuperGen shall be entitled to offset any costs and expenses, including attorneys' and other professional fees and costs of litigation, incurred by SuperGen in such regard against royalties payable to Inflazyme pursuant to Section 3.5.

            3.10 ROYALTY TERM. Royalty obligations due under this Article 3 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis in countries where there exists a Valid Claim within the Patent Rights covering the particular Licensed Product. Such royalty payments shall be payable until the expiration of the last-to-expire Valid Claim within the Patent Rights in such country covering such Licensed Product.

     4.     PAYMENTS.

            4.1 TIMING OF PAYMENT OF ROYALTIES. The payments payable under Sections 3.5 and 3.6 will be due and paid within sixty (60) days of the end of each calendar quarter (March 31, June 30, September 30 and December 31) (a "Quarter") of each year during the term of this Agreement in which such amounts accrued.

            4.2 CURRENCY CONVERSION. Unless otherwise specified, all amounts set forth in this Agreement shall refer to U.S. dollars. All payments due hereunder shall be made in U.S. dollars. If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. dollars, quoted for current "buy" transactions for purchasing U.S. dollars as reported in THE WALL STREET JOURNAL for the last business day of the calendar quarter to which such payment pertains.

            4.3 RESTRICTIONS ON PAYMENT. To the extent and as long as the laws and/or regulations in force in any country prohibit the payment, conversion or remittance of any of the payments as hereby contemplated, SuperGen's obligations under Article 4 may be discharged by the deposit thereof to the account of Inflazyme, or its designee, in any commercial bank or trust company selected by Inflazyme located in such country provided that no infraction of law or regulation occurs in making such deposit. If due to restrictions or prohibitions imposed by national or international authority, payments cannot be so deposited, the parties shall consult with a view to finding a prompt and acceptable solution.

     5.     ACCOUNTS AND RECORDS.

            5.1 MAINTENANCE OF RECORDS. SuperGen will keep and maintain during the term of this Agreement and for a period of three (3) years thereafter true and accurate copies of all sublicense agreements entered into by SuperGen pursuant to this Agreement, and the identity of any and all customers who are not in an Arm's Length relationship with SuperGen. SuperGen will keep and maintain all records of Net Sales for a period of three (3) years after the creation thereof. Such records will be maintained at SuperGen's principal place of business in the United States.

            5.2 ROYALTY STATEMENT. SuperGen will deliver to Inflazyme concurrent with the payments to be made pursuant to Sections 3.5 and 3.6, a statement setting out in reasonable detail the calculation of the Net Sales, any royalties and other money received from SuperGen's sublicensees (including any deductions made and/or expenses incurred by SuperGen with respect to any arrangement with a sublicensee), any third party royalties paid or other permitted offsets taken, and the method by which the amounts payable to Inflazyme under this Agreement were determined. Such reports shall be Confidential Information of SuperGen subject to Article 9 herein.

            5.3 APPLICATION OF GAAP. The calculation of royalties and other amounts payable by SuperGen to Inflazyme under this Agreement will be carried out in accordance with GAAP. If, upon conducting an audit of SuperGen's records pursuant to Section 5.4 below, Inflazyme determines that:
(a) the calculation of Net Sales or the royalties and other money paid to SuperGen by its sublicensees was not determined in accordance with GAAP; and (b) the deviation from GAAP resulted in more than a ten percent (10%) underpayment of royalties or other amounts payable to Inflazyme under this Agreement during the period under review, then SuperGen will pay for Inflazyme's reasonable expenses for conducting the audit as well as paying the deficiency in such royalties and other amounts due to Inflazyme as shown by the audit.

            5.4 AUDITS. Upon thirty (30) days prior notice to SuperGen, independent certified public accountants selected by Inflazyme, and reasonably acceptable to SuperGen, after entering into a confidentiality agreement with SuperGen, may have access to SuperGen's books and records to conduct a review or audit once per calendar year, for the sole purpose of verifying the accuracy of SuperGen's payments to Inflazyme hereunder made during the two (2) years preceding such audit. The accounting firm shall report to Inflazyme only whether there has been a royalty underpayment and, if so, the amount thereof. Such access shall be permitted during Inflazyme's normal business hours during the term of this Agreement and for two (2) years after the expiration or termination of this Agreement. Any such inspection or audit shall be at SuperGen's expense other than as set forth in Section 5.3. SuperGen shall promptly pay any underpayment determined in the audit. SuperGen will furnish such reasonable evidence as the accountant will deem necessary to verify the statements provided to Inflazyme pursuant to Section 5.2.

     6.     OBLIGATIONS.

            6.1     OBLIGATIONS OF SUPERGEN.  SuperGen will:

                    (a) use its reasonable efforts to promote, market and sell the Licensed Products in the Field and to use reasonable efforts to meet or cause to be met the market demand for the Licensed Products in those countries where SuperGen, in its sole discretion, determines such activities to be commercially practicable;

                    (b) use reasonable efforts to file for and attempt to obtain FDA or foreign regulatory approval of one or more Licensed Products;

                    (c) not knowingly manufacture, market, sell, distribute, develop or sublicense the Hapalosin Technology or Rhizoxin Technology or any Hapalosin Product or Rhizoxin Product for use outside the Field;

                    (d) comply with all Applicable Laws in the development, manufacture, marketing, distribution or sale of the Licensed Products or the use or development of the Technology; and

                    (e) provide to Inflazyme copies of any approvals of or inspection reports from the FDA or an equivalent regulatory agency in another jurisdiction relating to any Licensed Product, and copies of such approvals and reports of any equivalent Governmental Authorities in any other country in which a Licensed Product will be manufactured, marketed, distributed or sold.

            6.2     OBLIGATIONS OF INFLAZYME.  Inflazyme will:

                    (a) use its reasonable best efforts, at SuperGen's expense, to carry out the Development Work, except to and extent such failure is caused by or attributed to a failure of SuperGen to fulfill its financial obligations under this Agreement;

                    (b) not knowingly manufacture, market, sell, distribute or develop the Hapalosin Technology or Rhizoxin Technology or any Hapalosin Product or Rhizoxin Product for use inside the Field; and

                    (c) upon request from and at the expense of SuperGen, provide to SuperGen copies of any approvals of or inspection reports from the FDA or an equivalent regulatory agency in another jurisdiction relating to any Licensed Product outside the Field, and copies of such approvals and reports of any equivalent Governmental Authorities in any other country in which a Licensed Product for use outside the Field will be manufactured, marketed, distributed or sold.

            6.3 OBLIGATIONS OF BOTH PARTIES. The parties shall enter into a registration rights agreement within forty-five (45) days after the Effective Date, pursuant to which Inflazyme shall provide SuperGen mutually agreed upon registration rights relating to the Shares.

     7.     PROPRIETARY RIGHTS.

            7.1 OWNERSHIP. Title to all inventions and other intellectual property, including any improvements to the Technology, made solely by or on behalf of SuperGen during the term of the Agreement shall be owned by SuperGen. Title to all inventions and other intellectual property made solely by or on behalf of Inflazyme during the term of the Agreement shall be owned by Inflazyme. Title to all inventions and other intellectual property made jointly by or on behalf of Inflazyme and SuperGen during the term of the Agreement shall be jointly owned by SuperGen and Inflazyme (each a "Joint Invention"). Inventorship of inventions and other intellectual property rights conceived, reduced to practice, or otherwise developed by or on behalf of the parties, and ownership rights with respect thereto, shall be determined in accordance with the patent laws of the United States, or the laws of the State of California, as the case may be.

            7.2     PATENT PROSECUTION.

                    (a) INFLAZYME RESPONSIBILITIES. Except as set forth in Sections 7.2(b) and 7.2(c), Inflazyme shall have the right to control the preparation, filing, prosecution and maintenance of the Patent Rights, and any interferences, re-examinations, reissues and oppositions relating thereto, using patent counsel of its choice. Inflazyme shall consult with SuperGen regarding the conduct of all such activities, and shall provide SuperGen with an opportunity to review and provide input on all proposed submissions to any patent office at least thirty (30) days before submittal, and shall include in such applications such claims as SuperGen may reasonably request. Inflazyme shall keep SuperGen fully informed as to the status of such patent applications by promptly providing SuperGen copies of all communications relating to such patent applications that are received from or sent to any patent office, including without limitation, notice of all interferences, reissues, re-examinations or oppositions. The patent costs incurred in connection with such activities will be paid by SuperGen, but the entire amount thereof shall be creditable against royalties due to Inflazyme.

                    (b) INFLAZYME FAILURE TO PURSUE. In the event Inflazyme elects not to prepare or file, or, having filed, elects not to further prosecute or maintain any patent application or patent within the Patent Rights, or conduct any interference, re-examination, reissue or opposition with respect thereto, it shall so notify SuperGen, and thereafter SuperGen shall have the right to prepare, file, prosecute and maintain any such patent application and patent in such countries worldwide it deems appropriate, and conduct any interference, re-examination, reissue or opposition, using patent counsel of its choice. In any such event, with respect to patent applications and patents within the Patent Rights except those subject to
Section 7.2(c), SuperGen shall have the right to offset one hundred percent (100%) of expenses incurred in connection with conducting any of the foregoing activities against any payments due Inflazyme under this Agreement.

                    (c) JOINT INVENTIONS. The parties will cooperate to prepare, file, prosecute, and maintain patent applications covering the Joint Invention(s). The parties shall agree which party shall be responsible for conducting such activities with respect to a particular Joint Invention and agree on a plan for such activities. The party conducting such activities shall keep the other party fully informed as to the status of such patent matters, including, without limitation, by providing the other party the opportunity, at the other party's expense, to review and comment on any documents relating to the Joint Invention which will be filed in any patent office at least thirty
(30) days before such filing, and promptly providing the other party copies of any documents relating to the Joint Invention which the party conducting such activities receives from any patent office, including notice of all interferences, reissues, reexaminations, oppositions, or requests for patent term extensions. The parties will share equally all reasonable expenses and fees associated with the preparation, filing, prosecution, issuance, and maintenance of any patent application and resulting patent for a Joint Invention in accordance with the agreed plan or a mutually agreed modification thereof.

                    (d) SUPERGEN RESPONSIBILITIES. SuperGen shall, at its sole expense, have the right to control the preparation, filing, prosecution and maintenance of any patent applications and patents solely owned by it, and any interferences, re-examinations, reissues and oppositions relating thereto, using patent counsel of its choice.

            7.3 COPIES. Upon request by SuperGen, Inflazyme shall provide to SuperGen a copy of any patent application within the Patent Rights filed by Inflazyme or its Affiliates during the term of this Agreement promptly after such application is filed. SuperGen shall treat any such patent application as Confidential Information of Inflazyme until such application is published.

            7.4 ENFORCEMENT. If either party hereto becomes aware that any Patent Rights (including, without limitation, patents claiming any Joint Invention) are being or have been infringed by any third party or are subject to a declaratory judgment action, or that any Know-How has been misappropriated by a third party, such party shall promptly notify the other party hereto in writing describing the facts relating thereto in reasonable detail.

                    (a) INFLAZYME. Except as set forth in Section 7.4(c) below, Inflazyme shall have the initial right, but not the obligation, to institute, prosecute and control any action, suit or proceeding to abate any such infringement or misappropriation, whether by suit, settlement, or otherwise (an "Action"), at its expense, using counsel of its choice, and SuperGen shall cooperate with Inflazyme in connection with any such Action, at Inflazyme's expense; provided, however, that Inflazyme may not enter into any settlement in respect of the Technology or a Joint Invention without SuperGen's prior written consent, which consent shall not be unreasonably withheld. Any amounts recovered from third parties in any such Action shall be used first to reimburse Inflazyme for its costs and expenses associated with such Action (including, without limitation, reasonable attorneys' and experts' fees), and the remainder shall be divided between the parties with SuperGen receiving twenty-five percent (25%) of such remainder and Inflazyme receiving seventy-five percent (75%).

                    (b) SUPERGEN. In the event Inflazyme fails to initiate or defend any Action in respect of the Technology within ninety (90) days of receiving notice of any alleged infringement or misappropriation thereof, SuperGen shall have the right, but not the obligation, to initiate such an Action, at its expense; provided, however, that SuperGen may not enter into any settlement in respect of the Technology or a Joint Invention without Inflazyme's prior written consent, which consent shall not be unreasonably withheld. Any amounts recovered from third parties in any such Action shall be used first to reimburse SuperGen for its costs and expenses associated with such Action (including, without limitation, reasonable attorneys' and experts' fees) and the remainder shall be divided by the parties with SuperGen receiving seventy-five percent (75%) of such remainder and Inflazyme receiving twenty-five percent (25%).

                    (c) JOINT INVENTIONS. SuperGen shall have the initial right, but not the obligation, for a period of ninety (90) days following the date written notice is given or received, as the case may be, to institute, prosecute and control, at its expense and using counsel of its choice, any Action with respect to any patent claiming a Joint Invention, and Inflazyme shall cooperate with SuperGen in connection with any such Action, at SuperGen's expense; provided, however, that SuperGen may not enter into any settlement which admits that any patent claiming a Joint Invention is invalid or unenforceable without the prior written consent of Inflazyme, which consent shall not be unreasonably withheld. Any amounts recovered in any such Action shall be used first to reimburse SuperGen for its costs and expenses associated with such Action (including, without limitation, reasonable attorneys' and experts' fees), and the remainder shall be divided between the parties, with Inflazyme receiving twenty-five percent (25%) of such remainder and SuperGen receiving seventy-five percent (75%).

            7.5 INFRINGEMENT CLAIMS. If the practice by SuperGen under the license granted with respect to the Technology results in any allegation or claim of infringement of an intellectual property right of a third party against SuperGen or Inflazyme (an "Infringement Claim"), SuperGen shall have the exclusive right to defend any such Infringement Claim, at its own expense, and using counsel of its own choice. SuperGen shall have the sole right and authority to settle any such Infringement Claim, and shall indemnify Inflazyme with respect thereto pursuant to Article 12; it being understood, however, that Inflazyme shall cooperate with SuperGen, at SuperGen's reasonable request and expense in connection with the defense of such Infringement Claim. SuperGen shall be entitled to offset its costs and expenses (including reasonable attorneys' and other professional fees) incurred in connection with any such Infringement Claim against any amounts it would otherwise owe Inflazyme under
Article 3.

            7.6 PATENT TERM EXTENSIONS. With respect to patents within the Patent Rights, if Inflazyme has not itself earlier applied for a patent extension or other governmental equivalent available under applicable law with respect to a particular patent, at SuperGen's request following approval of a

Licensed Product, Inflazyme shall, unless Inflazyme is developing a product within the scope of such patent for use outside of the Field, and such product has entered Phase II clinical trials as of the date of SuperGen's request and Inflazyme notifies SuperGen that it intends to file a request for a patent extension or equivalent based on such product, designate SuperGen (or its designee) as Inflazyme's agent for obtaining an extension of such patent or governmental equivalent which extends the exclusivity of any of the patented subject matter where available in any country in the world, or if not feasible, at SuperGen's option, permit SuperGen to file in Inflazyme's name to obtain such extension for SuperGen or its Affiliates or sublicensee(s), at SuperGen's expense. Furthermore, Inflazyme agrees to provide reasonable assistance to facilitate SuperGen's or its Affiliates or sublicensee's efforts to obtain any such extension. In the event that SuperGen elects not to seek such an extension or equivalent in any country, it shall notify Inflazyme, and Inflazyme shall have the right to seek such an extension or equivalent in such country, at Inflazyme's expense.

     8.     INSURANCE.

            8.1 INSURANCE. Prior to the first commercial sale of any Licensed Product by SuperGen or its Affiliates or sublicensees, SuperGen will obtain public liability and product liability insurance in respect of the Licensed Product(s) with reputable and financially secure insurance carriers in an amount which is customarily carried by companies at a comparable stage of development or commercial introduction of new pharmaceutical products. Such policy will name Inflazyme as an additional insured, and will provide primary coverage with respect to the activities contemplated by this Agreement and the Licensed Product(s). SuperGen will provide Inflazyme with certificate of insurance evidencing such coverage prior to the commencement of the first commercial sale of any Licensed Product.

     9.     CONFIDENTIALITY.

            9.1 CONFIDENTIAL INFORMATION. In the course of fulfilling their respective duties under this Agreement, the parties may disclose to one another from time to time certain trade secrets and other proprietary or confidential information. Except with the written consent of the other party, not to be unreasonably withheld or delayed, and except as expressly provided herein, neither SuperGen nor Inflazyme will at any time, either before or after the termination of this Agreement, disclose any Confidential Information to any Person, or permit any Person to examine or make copies of any Confidential Information except as may be required to fulfill their respective rights and duties under this Agreement or any sublicense hereof or to enforce the provisions of this Agreement or any sublicense hereof. SuperGen and Inflazyme will not use the Confidential Information of the other for any purpose except as provided under this Agreement or with the written consent of the disclosing party. As used in this Agreement, "Confidential Information" will include, without limitation:

                    (a)  information constituting trade secrets of either party;

                    (b) information relating to, whether existing or contemplated, the Licensed Products, services, technology, designs, processes, formulas and research and development (in whatever state) of either party;

                    (c) information relating to business plans, methods of doing business, sales or marketing methods, customer lists, customer usages and/or requirements and supplier information of such party; and

                    (d) any other proprietary or confidential information or material in tangible form disclosed hereunder which is marked "Confidential."

     Confidential Information must be designated by an appropriate legend or otherwise, such as, "Inflazyme Confidential" or "SuperGen Confidential". If disclosed orally, Confidential Information will be described as such when disclosed and will be confirmed in writing by the disclosing party to the receiving party within thirty (30) days after the date of such oral disclosure. Confidential Information will not include any information which, as established by competent proof:

                    (a) at the time of disclosure, is generally known to the public;

                    (b) after disclosure becomes public knowledge (by publication or otherwise) other than by breach of this Agreement by the receiving party;

                    (c) the receiving party can verify by contemporaneous written documentation was in its possession at the time of disclosure and was not obtained, directly or indirectly, from the other party;

                    (d) the receiving party can verify by contemporaneous written documentation results from research and development by the receiving party independent of disclosure by the other party; or

                    (e) the receiving party can establish was obtained from any third party who had the legal right to disclose such information, provided that such information was not obtained to the knowledge of the receiving party by such third party, directly or indirectly, from the other party hereto on a confidential basis.

     It is understood that any Confidential Information combined with other information will not be included in the foregoing exceptions merely because individual parts of such combination were within the public domain, or were within the prior possession of the receiving party, or were so received or obtained by the receiving party, unless the combination itself falls within the above exceptions.

            9.2 PERMITTED USE AND DISCLOSURES. Each party hereto may use or disclose Confidential Information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with laws, governmental regulations or court orders, submitting information to tax or other governmental authorities, conducting pre-clinical research and development or clinical trials, making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement containing confidentiality obligations at least as restrictive as those set forth herein, it will give reasonable advance notice to the other party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use reasonable efforts to secure confidential treatment of such information prior to its disclosure, and provide the other party the opportunity to seek confidential treatment of such Confidential Information, whether through protective orders or otherwise.

            9.3 PUBLIC DISCLOSURES. No public announcement or other disclosure to third parties concerning the existence of this Agreement shall be made, either directly or indirectly, by any party to this Agreement without first obtaining the approval of the other party and agreement upon the nature and text of such announcement or disclosure, which approval shall not be unreasonably withheld, provided, that disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a party's accountants, attorneys and other professional advisors.. A party required to make any public announcement shall use reasonable efforts to inform the other party of the proposed announcement in reasonably sufficient time prior to public release, and shall use reasonable efforts to provide the other party with an advance written copy thereof, in order to allow such other party to comment upon such announcement. Once a particular disclosure has been approved, further disclosures which do not differ materially therefrom may be made without obtaining any further approval from the other party.

            9.4 CONFIDENTIAL TERMS. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a party's accountants, attorneys and other professional advisors.

            9.5 CONFIDENTIALITY OBLIGATIONS OF SUBLICENSEES. SuperGen will require each of its sublicensees to enter into confidentiality agreements with obligations at least as stringent as those contained in Section 9.1.

     10.    REPRESENTATIONS AND WARRANTIES.

            10.1 BY INFLAZYME. Inflazyme represents and warrants to SuperGen that:

                    (a) it is a corporation duly organized and validly existing and in good standing under the applicable laws of Canada;

                    (b) it has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, to sell and issue the Shares and to consummate the transactions contemplated hereby;

                    (c) the execution, delivery and performance of this Agreement and the issuance, sale and delivery of the Shares have been duly authorized by all requisite corporate action;

                    (d) REPORTS. Inflazyme has filed all required material reports (the "Inflazyme Securities Reports") with the Securities and Exchange Commission and the securities commissions or regulatory authority in each province of Canada in which Inflazyme is a reporting issuer (the "Canadian Commissions") and has provided SuperGen with all such reports. As of their respective dates, each of the Inflazyme Securities Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the Securities and Exchange Commission thereunder and all applicable securities laws in each of the provinces and territories of Canada in which Inflazyme is a reporting issuer, the respective regulations and rules under such laws and the applicable by-laws and published policy statements of the Canadian Commissions or similar authorities in Canada and the Vancouver Stock Exchange and applicable to such Inflazyme Securities Reports. As of their respective dates, the Inflazyme Securities Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                    (e) this Agreement constitutes a legal, valid and binding obligation of Inflazyme, enforceable against Inflazyme in accordance with its terms;

                    (f) the execution, delivery and performance by Inflazyme of this Agreement and the issuance of the Shares does not conflict with, contravene or constitute a default under any provision of any applicable law or of any agreement, judgement, injunction, order, decree, contract, or other instrument binding upon Inflazyme;

                    (g) it is the sole and exclusive owner of all right, title and interest in the Know-How;

                    (h) it has the right to grant the rights and licenses granted herein;

                    (i) the Technology is free and clear of any lien, encumbrance, security interest or restriction on license;

                    (j) it has not previously granted any right, license or interest in or to the Technology, or any portion thereof, inconsistent with the license granted to SuperGen herein, and will not grant during the term of this Agreement grant any right, license or interest in or to the Technology, or any portion thereof, inconsistent with the license granted to SuperGen herein;

                    (k) there are no actions, threatened or pending, before any court relating to the Technology;

                    (l) the Shares will be validly created, allotted and issued, fully paid and nonassessable and be free of restrictions on transfer;

                    (m) the Shares will be issued in accordance with the registration or qualification provision of the Securities Act of 1933, as amended, and any relevant state securities laws or exemptions therefrom and all applicable securities laws in each of the provinces and territories of Canada, the respective regulations and rules under such laws and the applicable by-laws and published policy statements of the applicable provincial and territorial securities commissions or similar authorities in Canada and the Vancouver Stock Exchange.

            10.2 BY SUPERGEN. SuperGen represents and warrants to Inflazyme that:

                    (a) it is a corporation duly organized and validly existing and in good standing under the laws of the state of California;

                    (b) it has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

                    (c) the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action;

                    (d) this Agreement constitutes a legal, valid and binding obligation of SuperGen, enforceable against SuperGen in accordance with its terms;

                    (e) the execution, delivery and performance by SuperGen of this Agreement does not conflict with, contravene or constitute a default under any provision of any applicable law or of any agreement, judgement, injunction, order, decree or other instrument binding upon SuperGen.

            10.3    LICENSED PRODUCT WARRANTY.    Inflazyme expressly warrants
that the Licensed Products provided hereunder to SuperGen shall conform to the specifications therefor set forth in Schedule "A".

     11.    DISCLAIMER OF WARRANTY.

            11.1 DISCLAIMER. EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE 10, INFLAZYME MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED WITH RESPECT TO THE INFLAZYME TECHNOLOGY OR THE LICENSED PRODUCTS, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. INFLAZYME WILL IN NO EVENT BE LIABLE FOR ANY LOSS OF PROFITS, BE THEY DIRECT, CONSEQUENTIAL, INCIDENTAL, OR SPECIAL OR OTHER SIMILAR OR LIKE DAMAGES ARISING FROM ANY DEFECT, ERROR OR FAILURE TO PERFORM WITH RESPECT TO INFLAZYME TECHNOLOGY OR THE LICENSED PRODUCT, EVEN IF INFLAZYME HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     12.    INDEMNIFICATION.

            12.1 SUPERGEN. SuperGen shall indemnify, defend and hold harmless Inflazyme and its directors, officers, employees and agents (each an "Inflazyme Indemnitee") from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) (a "Liability") resulting from any claim, suit or proceeding brought by a third party against an Inflazyme Indemnitee, arising out of or in connection with (i) any misrepresentation with regard to, or breach of, any of the representations and warranties of SuperGen set forth in Section 10.2, or (ii) the use by SuperGen or its sublicensees of the materials provided by Inflazyme to SuperGen, or the development, manufacture, use and sale of Licensed Products by SuperGen or its sublicensees, except, in each case, to the extent due to the negligence or willful misconduct of Inflazyme.

            12.2 INFLAZYME. Inflazyme shall indemnify, defend and hold harmless SuperGen and its directors, officers, employees and agents (each a "SuperGen Indemnitee") from and against any and all Liabilities resulting from any claim, suit or proceeding brought by a third party against a SuperGen Indemnitee, arising out of or in connection with (i) any misrepresentation with regard to, or breach of, any of the representations and warranties of Inflazyme set forth in Section 10.1, (ii) its activities with respect performance of its obligations under Article 2 or (iii) the development, manufacture, use and sale of Licensed Products for use outside the Field by Inflazyme or its Affiliates, except, in each case, to the extent due to the negligence or wilful misconduct of SuperGen.

            12.3 PROCEDURE. In the event that any Indemnitee intends to claim indemnification under this Article 12, it shall promptly notify the other party in writing of such alleged Liability. The indemnifying party shall have the right to control the defense or settlement of any claim, suit or proceeding brought with respect thereto, using counsel of its own choice; provided, however, that any Indemnitees shall have the right to retain its own counsel at its expense. Any Indemnitees shall cooperate fully with the indemnifying party and its legal representatives in the investigation and conduct of any claim, suit or proceeding covered by this Article 12. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any claim, suit or proceeding in respect of a Liability for which indemnification sought hereunder, if prejudicial to the indemnifying party's ability to defend such claim, shall relieve the indemnifying party of its obligations under this Article 12 in respect of that Liability. An Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim, suit or Liability, or make any admission of liability or attempt to settle any claim without the prior written consent of the indemnifying party, which such party shall not be required to give.

     13.    TERM AND TERMINATION.

            13.1 TERM. This Agreement will commence on the Effective Date and unless earlier terminated as provided in this Article 13, will continue in full force and effect on a Licensed Product-by-Licensed Product basis until the first to occur of: (i) the twentieth anniversary of the Agreement, or
(ii) expiration of the last to expire patent within the Patent Rights covering a particular Licensed Product.

            13.2 TERMINATION FOR CAUSE. If either party materially breaches this Agreement, the other party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach in the case of a payment breach, within thirty (30) days, and in the case of all other breaches, within sixty (60) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this

Agreement effective immediately; provided, however, that if any breach (other than a payment breach) is not reasonably curable within such sixty (60) day period, the notifying party shall not be entitled to terminate this Agreement until the end of such further reasonable period of time as may be necessary for the curing such default. Notwithstanding the foregoing, if either party receives notification from the other of a material breach and if the party alleged to be in default notifies the other party in writing within thirty (30) days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to arbitration as provided in Section 14.14 of this Agreement. In such event, the nonbreaching party shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that the other party materially breached this Agreement, and the breaching party fails to cure such breach within sixty (60) days after the conclusion of such arbitration proceeding.

            13.3 TERMINATION FOR INSOLVENCY. Either party may terminate this Agreement if the other becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition or the benefit of creditors, if that petition or proceeding is not dismissed with prejudice within sixty (60) days after filing in the country such entity is incorporated.

            13.4 TERMINATION BY SUPERGEN. SuperGen may terminate this Agreement with respect to any country with sixty (60) days written notice to Inflazyme.

            13.5    EFFECTS OF TERMINATION.

                    (a) ACCRUED RIGHTS AND OBLIGATIONS. Expiration or termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such expiration or termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

                    (b) RETURN OF CONFIDENTIAL INFORMATION. Upon any termination, but not expiration, of this Agreement, each party shall promptly return to the other party all Confidential Information received from the other party (except one copy of which may be retained for archival purposes).

                    (c) STOCK ON HAND. In the event this Agreement is terminated for any reason, SuperGen and its Affiliates, sublicensees, and distributors of any of the foregoing shall have the right to sell or otherwise dispose of the stock of any Licensed Product subject to this Agreement then on hand, subject to Articles 4 and 5.

                    (d) SUBLICENSEES. In the event of any termination of this Agreement any sublicensees granted by SuperGen shall remain in full force and effect and shall be assigned by SuperGen to Inflazyme.

                    (e) NON-EXCLUSIVE LICENSES. Upon expiration of this Agreement, SuperGen's rights and licenses with respect to Know-How shall continue on a perpetual, fully paid-up basis, and SuperGen shall owe Inflazyme no further obligation with respect thereto.

            13.6 SURVIVAL. Sections 4.1, 13.5 and 13.6, and Articles 5, 9, 12 and 14 shall survive any termination or expiration of this Agreement.

     14.    GENERAL.

            14.1 GOVERNING LAW. This Agreement and any dispute arising from the construction performance or breach hereof shall be governed by, construed, and enforced in accordance with the laws of the State of California, without reference and conflicts of law principles.

            14.2 ASSIGNMENT. Neither party may assign this Agreement, or its rights and obligations hereunder, to any third party without the prior written consent of the other party, and such consent shall not be unreasonably withheld; provided, however, that such consent shall not be required in the event of a merger, acquisition, change in control, or similar reorganization.

            14.3 INDEPENDENT CONTRACTORS. Nothing in this Agreement will be construed to create a partnership, joint venture, or agency relationship between Inflazyme and SuperGen, and neither party will enter into agreements of any kind or make any representations or warranties on behalf of the other without the prior written consent of the other party.

            14.4 FORCE MAJEURE. Neither party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control (except those caused by its own lack of funds), including acts of god, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any constituted governmental authority, or non-availability of materials or transportation.

            14.5 ENUREMENT. This Agreement shall enure to the benefit of and bind the parties and their respective successors and permitted assigns.

            14.6 NOTICE. Each Notice to a party must be given in writing. A Notice may be given by delivery to an individual or by fax, and will be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day by fax, confirmed with a telephone call, addressed to the following party:

                    (a)  if to Inflazyme:

                         999 West Broadway, Suite 880
                         Vancouver, British Columbia
                         V5Z 1K5
                         Attention:  President
                         Fax No. (604) 733-5281
                         if to SuperGen:

                         SuperGen, Inc.
                         Two Annabel Lane, Suite 220
                         San Ramon, CA
                         U.S.A.  94583
                         Attention: Dr. Joseph Rubinfeld
                         Fax No.:  (510) 327-7347

or to any other address, fax number or individual that the party designates. Any Notice:

                    (b) if validly delivered, will be deemed to have been given when delivered;

                    (c) if validly transmitted by fax before 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on the Business Day; and

                    (d) if validly transmitted by fax after 3:00 p.m. local time at the place of receipt on a Business Day, will be deemed to have been given on the Business Day after the date of transmission.

            14.7 WAIVERS. No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the parties to this Agreement, except that any provision which does not give rights or benefits to both parties may be waived in writing, signed only by that party who has rights under, or holds the benefit of, the provision being waived if that party promptly sends a copy of the executed waiver to the other party. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision or of any similar provision.

            14.8 FURTHER ASSURANCES. Each party will promptly execute and deliver all further documents and take all further action reasonably necessary or appropriate to give the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

            14.9 REMEDIES CUMULATIVE. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

            14.10 COUNTERPARTS. This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts with the same effect as if all parties had all signed and delivered the same document and all counterparts will be construed together to be an original and will constitute one and the same agreement.

            14.11 DELIVERY BY FAX. Any party may deliver an executed copy of this Agreement by fax but that party will promptly dispatch by delivery by overnight courier (e.g., FedEx, DHL, UPS) or in person to the other party an originally executed copy of this Agreement.

            14.12 AMENDMENTS. No amendment, supplement or termination of any provision of this Agreement is binding unless it is in writing and signed by each Person that is a party to this Agreement at the time of the amendment, supplement or termination.

            14.13 SUBMISSION TO JURISDICTION. Each of the parties irrevocably submits to the jurisdiction of the courts of the State of California in any action brought under or in connection with this Agreement and each party to this Agreement waives, and will not assert by way of motion, as a defense, or otherwise, in any such action, any claim that:

                    (a) that party is not subject to the jurisdiction of the courts of the state of California;

                    (b)  such action is brought in an inconvenient forum;

                    (c)  the venue of such action is improper, or

                    (d) any subject matter of such action may not be enforced in or by the courts of the state of California.

     In any suit or action brought to obtain a judgment for the recognition as enforcement of any final judgment rendered in such action, not party to this Agreement will seek any review with respect to the merits of any such action, whether or not that party appears in or defends such suit or action.

            14.14 ARBITRATION. Any dispute or claim arising out of or related to this Agreement, or the interpretation, making, performance, breach, validity, or termination hereof, which has not been resolved by negotiation or mediation as set forth above, shall be finally settled by binding arbitration in San Francisco, California under the Commercial Arbitration Rules and the Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (together the "AAA Rules") by one arbitrator appointed in accordance with the AAA Rules. The arbitration proceedings shall be governed procedurally by federal arbitration law and by the AAA Rules, without reference to state arbitration law, and at the request of either party, the arbitrator will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The judgment of the arbitrator shall be in the form of a reasoned, written opinion, and shall be issued within sixty (60) days of the conclusion of the arbitration proceeding. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim relief, as necessary, without breach of this arbitration provision and without any abridgment of the powers of the arbitrator. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, its costs and fees, including, without limitation, AAA administrative fees, arbitrator fees, travel expenses, out-of-pocket expenses, witness fees, and reasonable attorneys' fees.

               ENTIRE AGREEMENT. This Agreement and its Schedule A and B and all documents contemplated by or delivered under or in connection with this Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, express or implied, statutory or otherwise.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.


                                   SUPERGEN, INC.



                                   By: /s/ Dr. Joseph Rubinfeld
                                       -----------------------------------------
                                       Name:  Dr. Joseph Rubinfeld
                                       Title: President, Chief Executive
                                                Officer and Chief Scientific
                                                Officer




                                   INFLAZYME PHARMACEUTICALS LTD.



                                   By: /s/Dr. Hassan Salari
                                       ------------------------
                                       Name: Dr. Hassan Salari
                                       Title: President and Chief
                                                Executive Officer

                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED

                                   SCHEDULE A


                    Inflazyme Research and Development Costs


PROJECT #1 "HAPALOSIN"

Hapalosin [*]

PRODUCTION OF HAPALOSIN

1.   Culture

[*]

2.   Isolation of Hapalosin

[*]

BUDGET:

The budget is based on production of first [*] of Hapalosin at [*].

               [*]                                             CDN$[*]
               [*]                                                 [*]
               [*]                                                 [*]
               [*]                                                 [*]
               [*]                                                 [*]
               [*]                                                 [*]
               Benefits                                            [*]
                                                               -------
                         Sub Total                             CDN$[*]

                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED

PROJECT #2 RHIZOXIN

[*]

BUDGET:


               [*]                                             CDN$[*]
               [*]                                                 [*]
               [*]                                                 [*]
               [*]                                                 [*]
               [*]                                                 [*]
               [*]                                                 [*]
               [*]                                                 [*]
               [*]                                                 [*]
               [*]                                                 [*]
                                                               -------
                         Sub Total                             CDN$[*]

                                   SCHEDULE B

                       INVESTMENT REPRESENTATION STATEMENT


INVESTOR    :

COMPANY     :  SuperGen, Inc.

SECURITY    :

AMOUNT      :

DATE        :


     In connection with the transfer of the above-listed Securities, I, the Investor, represent to the Company the following:

          1. I am aware of the Company's business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. I am acquiring these securities for my own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933, as amended (the "Securities Act").

          2. I understand that the Securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of my investment intent as expressed herein. In this connection, I understand that, in the view of the Securities and Exchange Commission (the "SEC"), the statutory basis for such exemption may be unavailable if my representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

          3. I further understand that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Moreover, I understand that the Company is under no obligation to register the Securities. In addition, I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in an opinion of counsel satisfactory to the Company.

          4. I am familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including, among other things:
(1) the resale occurring not less than one year after the later of the date the securities were sold by the Company or the date they were sold by an affiliate of the Company within the meaning of Rule 144; and in the case of an affiliate or of a non-affiliate who has held the securities less than two years, (2) the availability of certain public information about the Company, (3) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934), and
(4) the amount of securities being sold during any three month period not exceeding the specified limitations stated therein, if applicable.

          5. I further understand that at the time I wish to sell the Securities, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, I would be precluded from selling the Securities under Rule 144 even if the one-year minimum holding period had been satisfied.

          6. I further understand that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

          7. I am aware that the issuance of the Securities to me has been made pursuant to an exemption from the qualification requirements of the California Corporate Securities Laws of 1968, and that the Commissioner of Corporations has not reviewed any aspect of the terms of this offering.


                                        SIGNATURE OF INVESTOR:


                                        ----------------------------------------

                                        Date:               , 19
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